UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

February 23, 2026

Date of Report (date of earliest event reported)

VENTYX BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40928	83-2996852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12790 El Camino Real
Suite 200
San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

(760) 407-6511

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	VTYX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Supplemental Disclosures

The following supplemental disclosures (which we refer to as the “Supplemental Disclosures”) should be read in conjunction with the Definitive Proxy Statement on Schedule 14A, dated February 2, 2026 (as it may be amended or supplemented from time to time, the “proxy statement”), filed by Ventyx Biosciences, Inc. (“Ventyx”). The proxy statement contains information regarding the Agreement and Plan of Merger, dated January 7, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among Ventyx, Eli Lilly and Company (“Parent”), and RYLS Merger Corporation ( “Merger Sub”), and the proposed merger of Merger Sub with and into Ventyx (the “Merger”) pursuant to the Merger Agreement, with Ventyx continuing as the surviving corporation and a wholly owned subsidiary of Parent. If the Merger is completed, each share of Ventyx’s common stock that is outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) (other than certain exceptions under the Merger Agreement, as described in the proxy statement), will be cancelled and extinguished and automatically converted into the right to receive $14.00, in cash, without interest and less applicable tax withholding. Ventyx’s common stock will no longer be publicly traded and will be delisted from Nasdaq.

The purpose of the Supplemental Disclosures is to provide supplemental information concerning the Merger. Except as described in these Supplemental Disclosures, the information provided in the proxy statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the proxy statement before any additions or deletions resulting from the Supplemental Disclosures or any other amendments, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the proxy statement. The Supplemental Disclosures are identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the proxy statement. If information in the Supplemental Disclosures differs from or updates information contained in the proxy statement, then the information in the Supplemental Disclosures is more current and supersedes the different information contained in the proxy statement. THE SUPPLEMENTAL DISCLOSURES SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Supplemental Disclosures to Proxy Statement

The disclosure on page 35 of the proxy statement in the section with the heading “Background of the Merger” is hereby amended as follows:

On October 22, 2025, Ventyx announced positive topline results from its Phase 2 study of VTX3232 in obese participants with cardiovascular risk factors (which we refer to as the “October 3232 Update”). In the weeks following the October 3232 Update, Dr. Mohan and Mr. Moore contacted 16 large biopharmaceutical companies (including Lilly, Sanofi and another large pharmaceutical company, which we refer to as “Party A”), pursuant to Ventyx’s ordinary course business development activities under supervision by the Ventyx Board, and provided a non-confidential update on the positive results to discuss whether those parties would be interested in engaging in discussions to understand Ventyx’s programs. In the course of Ventyx’s ordinary course business development activities, Ventyx entered into confidentiality agreements with 12 of these companies (including Lilly, Sanofi and Party A), of which two confidentiality agreements contained customary standstills which had expired and were no longer effective as of the October 3232 Update and one of which had use restrictions restricting the use of confidential information to a negotiated strategic transaction. The confidentiality agreements with each of Lilly, Party A and Sanofi did not contain a standstill provision or use restrictions substantially equivalent to a standstill provision. Of the 16 large biopharmaceutical companies, (1) six declined to pursue discussions with Ventyx or failed to respond to Ventyx’s initial outreach and follow-up attempts, (2) three expressed interest only in a license of VTX3232 for neurological indications, (3) two received confidential information but, after conducting due diligence, stated that they required additional clinical data to progress discussions (which data could only be provided after Ventyx conducted additional clinical studies), (4) two conducted preliminary due diligence on Ventyx, and (5) three (Lilly, Sanofi and Party A) received confidential information and conducted advanced due diligence. Dr. Mohan and Mr. Moore regularly updated members of the Ventyx Board on the status of this outreach, including Dr. Gujrathi, Executive Chair of the Ventyx Board.

The disclosure on page 50 of the proxy statement in the section with the heading “Opinion of Jefferies LLC” and subheading “Financial Analyses” is hereby amended as follows:

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis of Ventyx by calculating the estimated present value of the risk-adjusted unlevered free cash flows that Ventyx was forecasted to generate during the full fiscal year ending December 31, 2026 through the full fiscal year ending December 31, 2047 as provided by management of Ventyx and which projections were approved for use by Jefferies by the Ventyx Board on December 31, 2025 (as further described in the section of this proxy statement captioned “The Merger—Background of the Merger”). For purposes of such analysis, Ventyx’s federal net operating loss carryforwards, as provided by the management of Ventyx, were taken into account. Such Ventyx forecasts, used by Jefferies at the direction of Ventyx, assumed the entry of Ventyx into an illustrative global partnership for VTX3232 in CV Risk Reduction and Parkinson’s Disease. The analysis assumed no terminal value of Ventyx, as directed by management of Ventyx. The net present value (as of December 31, 2025) of the risk-adjusted unlevered free cash flows were then calculated using a selected discount rate range of 13.0% to 15.0%. This analysis indicated an approximate implied equity value reference range of Ventyx common stock of $9.00 to $10.60 per share, as compared to the $14.00 per share cash consideration to be received in the Merger by holders of Ventyx common stock. In connection with this analysis, Jefferies accounted for the number of shares of Ventyx common stock provided by Ventyx, calculated on a fully diluted basis, as of January 5, 2026, which was approximately 85.354 million shares.

The disclosure on page 52 of the proxy statement in the section with the heading “Opinion of Moelis & Company LLC” is hereby amended as follows:

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Ventyx;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Ventyx furnished to Moelis by Ventyx, including financial forecasts provided to or discussed with Moelis by the management of Ventyx (which incorporated such management’s estimates of probabilities of success applicable to Ventyx’s products);

•	reviewed information regarding the capitalization of Ventyx furnished to Moelis by Ventyx;

•

reviewed estimates prepared and provided to Moelis by the management of Ventyx as to Ventyx’s projected utilization on a standalone basis of net operating losses, which per management of Ventyx were $51.8 million as of December 31, 2025, to achieve future tax savings;

•

conducted discussions with members of senior management and representatives of Ventyx concerning the information described in the foregoing items, as well as the business and prospects of Ventyx generally;

•	reviewed the reported prices and trading activity for Ventyx common stock;

•	considered the results of discussions, as summarized to Moelis by representatives of Ventyx, that Ventyx had with third parties regarding potential transactions involving all or a portion of Ventyx;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed appropriate;

•	reviewed the financial terms of certain other transactions that Moelis deemed appropriate;

•	reviewed an execution version of the merger agreement furnished to Moelis on January 6, 2026; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

The disclosure on page 54 of the proxy statement in the section with the heading “Opinion of Moelis & Company LLC” and subheading “Summary of Financial Analysis” is hereby amended as follows:

In performing the DCF analysis of Ventyx, Moelis utilized a range of discount rates of 12.25% to 15.00% based on an estimated range of weighted average cost of capital (“WACC”), for Ventyx. The WACC range was derived using the capital asset pricing model and a size premium. Moelis used the foregoing range of discount rates to calculate an implied range of enterprise values for Ventyx by discounting to present values as of December 31, 2025 the estimated probability of success-adjusted unlevered after-tax free cash flows as reflected in the projections of Ventyx ’s management for the calendar years ending December 31, 2026 through December 31, 2047 (discounted using a mid-year discounting convention), which projections were approved for use by Moelis by the Ventyx Board on December 31, 2025 (as further described in the section of this proxy statement captioned “The Merger —Background of the Merger”). The DCF analysis also incorporated, as projected by management of Ventyx, the impact of cash proceeds from a partnership or similar arrangement that Ventyx intended to pursue were the merger not pursued or completed. Moelis then accounted for the number of shares of Ventyx common stock provided by Ventyx, calculated on a fully diluted basis, as of January 5, 2026, which was approximately 85.354 million fully diluted shares based on Ventyx’s closing share price as of January 5, 2026, to derive an illustrative per share equity value range.

The disclosure on page 56 of the proxy statement in the section with the heading “Certain Unaudited Prospective Information of Ventyx” is hereby amended as follows:

The material assumptions of the Projections include, among other things: (1) independent launch and commercialization by Ventyx of VTX2735 in recurrent pericarditis in 2030, and partner launch and commercialization of VTX3232 in cardiovascular risk reduction and Parkinson’s disease in 2032; (2) upfront consideration of $250.0 million in 2026 under the VTX3232 partnership; (3) a 15% flat royalty rate on worldwide net sales of VTX3232 (or backup programs); (4) a regulatory milestone of $500 million under the VTX3232 partnership upon FDA approval of VTX3232 for cardiovascular risk reduction in 2032; (5) a regulatory milestone of $200.0 million under the VTX3232 partnership upon FDA approval of VTX3232 for Parkinson’s disease in 2032; (6) various other judgments and assumptions including probability of success of clinical development, timing of clinical trials, market demand for, market penetration and pricing of Ventyx’s products, estimated costs of goods and other costs and expenses, tax rate, generation and utilization of net operating losses, which were $51.8 million as of December 31, 2025, and other relevant factors relating to Ventyx’s long-term operating plan; and (7) future economic, competitive and regulatory conditions and financial market conditions, all of which are highly uncertain, difficult or impossible to predict and many of which are beyond Ventyx’s control. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.

The disclosure on page 66 of the proxy statement in the section with the heading “Employment Arrangements Following the Merger” is hereby amended as follows:

As of the date of this proxy statement, none of Ventyx’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Lilly or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Lilly or Merger Sub to be effective following the consummation of the merger. However, prior to the effective time of the merger, Lilly or Merger Sub may initiate discussions regarding employment or other retention terms and may enter into definitive agreements regarding employment or retention for certain of Ventyx’s employees to be effective as of the effective time of the merger. Neither the first Lilly proposal, the second Lilly proposal, nor the final Lilly proposal contained a proposal from Lilly on employment or retention terms for Ventyx’s executive officers.

The following bolded and underlined language is added to page 31 of the proxy statement as a new section with the heading “Litigation Related to the Transaction.”

On February 4, 2026, a purported stockholder of Ventyx filed a complaint in New York state court against Ventyx and members of the Ventyx Board, captioned Jones v. Ventyx Biosciences, Inc., et al., Index No. 650735/2026 (the “Jones Complaint”). On February 5, 2026, another purported stockholder of Ventyx filed a complaint in New York state court against Ventyx and members of the Ventyx Board, captioned Kent v. Ventyx Biosciences, Inc., et al., Index No. 650729/2026 (the “Kent Complaint,” and together with the Jones Complaint, the “Complaints”). The Complaints assert claims against the Ventyx Board under New York law for negligent misrepresentation and concealment and for negligence with respect to allegedly false and misleading statements of facts and supposed omissions of material facts in the proxy statement. The Complaints seek, among other relief, to enjoin Ventyx from proceeding with the Transaction unless and until Ventyx cures certain alleged disclosure deficiencies in the proxy statement, actual and punitive damages, and an award of attorneys’ fees and costs. Ventyx also has received demand letters on behalf of purported stockholders alleging that the proxy statement omits material information.

Ventyx believes that these lawsuits and demand letters are without merit, but there can be no assurance that Ventyx will ultimately prevail in these or other lawsuits. Additional lawsuits may be filed before the Ventyx special meeting or the consummation of the Merger.

The disclosure on page 9 of the proxy statement in the section with the heading “Regulatory Approvals Required for the Merger” is hereby amended as follows:

Each of Lilly and Ventyx filed or caused to be filed the requisite notification forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ”) and the Federal Trade Commission (which we refer to as the “FTC”) in connection with the merger on January 23, 2026. ~~The initial waiting period under the HSR Act is 30 days and will therefore expire at 11:59 p.m., Eastern Time, on February 23, 2026.~~ On February 11, 2026, Lilly and Ventyx received notice of early termination of the applicable waiting period under the HSR Act. Completion of the merger remains subject to other customary closing conditions.

The disclosure on page 22 of the proxy statement in the section with the heading “What governmental and regulatory approvals are required?” is hereby amended as follows:

Under the merger agreement, the merger cannot be completed until the waiting period applicable to the merger under the HSR Act has expired or otherwise been terminated. Each of Lilly and Ventyx filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC in connection with the merger on January 23, 2026. ~~The initial waiting period under the HSR Act is 30 days and will therefore expire at 11:59 p.m., Eastern Time, on February 23, 2026.~~ On February 11, 2026, Lilly and Ventyx received notice of early termination of the applicable waiting period under the HSR Act. Completion of the merger remains subject to other customary closing conditions.

The disclosure beginning on page 76 of the proxy statement in the section with the heading “Regulatory Approvals Required for the Merger” is hereby amended as follows:

The closing of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished by Lilly and Ventyx to the DOJ and the FTC and applicable waiting periods expire or are terminated. The HSR Act requires the parties to observe a 30-day waiting period during which time the merger may not be consummated, unless that initial waiting period is terminated early.

Each of Lilly and Ventyx filed or caused to be filed the requisite notification forms under the HSR Act with the DOJ and the FTC in connection with the merger on January 23, 2026. ~~The initial 30-day waiting period under the HSR Act will therefore expire at 11:59 p.m., Eastern Time, on February 23, 2026.~~ On February 11, 2026, Lilly and Ventyx received notice of early termination of the applicable waiting period under the HSR Act. Completion of the merger remains subject to other customary closing conditions.

At any time before or after the consummation of the proposed merger, the DOJ and the FTC could take such action under the antitrust laws of the United States as it deems necessary, including seeking to enjoin the merger or seeking divestiture of the assets of Lilly, Ventyx or their respective subsidiaries. Private parties and individual state attorneys general may also bring legal actions under the antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result would be.

There can be no assurance that Lilly and Ventyx will be able to obtain all required regulatory clearances and approvals. In addition, even if Lilly and Ventyx obtain all required regulatory clearances and approvals, and the merger proposal is approved by our common stockholders, conditions may be placed on any such clearance or approval that could cause Lilly to abandon the merger.

Additional Information and Where to Find It

This Current Report on Form 8-K is being made in respect of the pending Merger involving the Company and Parent and may be deemed to be soliciting material relating to such transaction. On February 2, 2026, the Company filed the Definitive Proxy Statement with the SEC relating to its special meeting of stockholders and may file or furnish other documents with the SEC regarding the Merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT REGARDING THE MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ANY OTHER RELEVANT DOCUMENTS FILED OR FURNISHED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The Company’s stockholders may obtain free copies of the documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Company’s website at ir.ventyxbio.com under the heading “SEC Filings” and then under the link “View All Filings” or by contacting the Company’s investor relations department via e-mail at IR@ventyxbio.com.

Participants in the Solicitation

The Company and its directors and executive officers, which consist of Onaiza Cadoret-Manier, M.B.A., Sheila Gujrathi, M.D., Allison Hulme, Ph.D., Somasundaram Subramaniam, M.B.A, and William White, J.D., M.P.P., who are the non-employee members of the Company’s Board of Directors, Raju Mohan, Ph.D., the Company’s Chief Executive Officer, President, and Director, Roy Gonzales, the Company’s Senior Vice President, Finance, John Nuss, Ph.D., the Company’s Chief Scientific Officer, Mark Forman, M.D., Ph.D., the Company’s Chief Medical Officer, and Matthew Moore, the Company’s Chief Operating Officer, are participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the Company’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “The Merger—Interests of Ventyx’s Directors and Executive Officers in the Merger” and “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement. To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the Definitive Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in other relevant materials to be filed with the SEC in respect of the Merger when they become available. These documents and the Definitive Proxy Statement can be obtained free of charge from the sources indicated above.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” that involve substantial risks and uncertainties, including statements regarding the anticipated occurrence, manner and timing of the closing of the Merger, and actions to be taken in connection with the closing of the Merger. All statements, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on current beliefs and expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the Company’s holders of Common Stock may not approve the adoption of the Merger Agreement; the Company’s receipt of any competing offers or acquisition proposals; a failure to (or delay in) receiving the required regulatory clearances for the Merger; a condition to closing of the Merger may not be satisfied (or waived); the ability of each party to consummate the Merger; the closing of the Merger might be delayed or not occur at all; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Merger; the effect of the Merger and the public announcement of the Merger on the Company’s operations and its relationships with its suppliers, business partners, management and employees, including its ability to attract and retain key personnel; the outcome of any legal proceedings that could be instituted against the parties to the Merger; the risks inherent in drug research, development and commercialization; disruption in the Company’s plans and operations attributable to the Merger; changes in the Company’s business during the period between announcement and closing of the Merger; the effects of the Merger (or the announcement thereof) on the price of the Common Stock; relationships with key third parties or governmental entities, regulatory changes and developments, and the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions. For further discussion of these and other risks and uncertainties, see the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 6, 2025, as well as discussions of potential risks, uncertainties and other important factors, in the Company’s most recent filings with the SEC and in other filings that the Company makes with the SEC in the future. There can be no assurance that the Merger will in fact be consummated. All forward-looking statements included in this Current Report on Form 8-K are based on information available to the Company as of the date hereof. The Company expressly disclaims any obligation to publicly update or revise the forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ventyx Biosciences, Inc.

Date: February 23, 2026	By:	/s/ Raju Mohan, PhD
Raju Mohan, PhD
Chief Executive Officer